Exhibit 99.2

GAP INC. ANNOUNCES NEW $1 BILLION SHARE REPURCHASE PROGRAM,

PLANS TO INCREASE DIVIDEND FOR 2008

SAN FRANCISCO – FEBRUARY 28, 2008 – Gap Inc. (NYSE: GPS) today announced its Board of Directors approved two decisions that underscore the company’s financial health: an additional $1 billion share repurchase authorization and a plan to increase the annual dividend per share by six percent, from $0.32 in 2007 to $0.34 in 2008. The dividend is expected to be paid quarterly in April, July, October, and January.

“In 2007, we distributed nearly $2 billion dollars to our shareholders in the form of dividends and share repurchases,” said Sabrina Simmons, executive vice president and chief financial officer. “Today’s announcement reinforces our commitment to use the strong cash flow generated by our operations to return excess cash to our shareholders.”

In connection with the share repurchase authorization, Gap Inc. also entered into a second set of agreements with individual members of the Fisher family to repurchase shares. The company expects that about $158 million (approximately 16 percent) of the $1 billion share repurchase program will be purchased from these Fisher family members. The shares will be purchased each month at the same weighted average market price that the company is paying for share repurchases in the open market. Please see the company’s August 23, 2007 press release for information regarding the first set of agreements with members of the Fisher family.

Multiple Fisher family members and entities own approximately 34 percent of Gap Inc. shares, as publicly reported in the company’s 2007 Proxy Statement. The company notes that the overall percentage of the company’s stock held by the Fisher family could fluctuate up or down or remain the same with the agreements announced today. Members of the Fisher family have periodically sold stock since the company’s initial public offering in 1976 as part of their normal investor diversification. With three seats on the company’s Board of Directors, the family remains active supporting the company’s long-term objectives.

During the fourth quarter of fiscal year 2007, the company repurchased about 30 million shares for a total of $613 million, thereby completing a $1.5 billion share repurchase program. Today’s announcement brings the company’s total share repurchase authorizations to $6.75 billion since October 2004.

Forward-Looking Statements

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) dividend amounts and timing in fiscal year 2008; and (ii) share repurchases, including repurchases from members of the Fisher family.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; the risk that acts or omissions by the company’s third party vendors could have a negative impact on the company’s reputation or operations; the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that either the company or members of the Fisher family terminate the repurchase agreements; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Readers should also consult the company’s quarterly report on Form 10-Q for the quarter ended November 3, 2007.

These forward-looking statements are based on information as of February 28, 2008 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Investor Relations:

Evan Price

(415) 427-2161

Media Relations:

Kris Marubio

(415) 427-1798